------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:    3235-0287
                                                  Expires:  December 31, 2001
                                                  Estimated average burden
                                                  hours per response . . . .  .5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
_______________________________________________________________________________
1.   Name and Address of Reporting Person*

Egan                                Michael             S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

110 E. Broward Boulevard, 14th Floor
--------------------------------------------------------------------------------
                                    (Street)

Ft. Lauderdale, FL 33301
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

theglobe.com, inc. (TGLO.OB)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


March 2003
________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Executive Officer
     -----------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                6.
                                                 4.                              5.             Owner-
                                                 Securities Acquired (A) or      Amount of      ship
                                    3.           Disposed of (D)                 Securities     Form:     7.
                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.Trans-      Code         ------------------------------- Owned at End   (D) or    Indirect
1.                    action        (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock          3/4/03        P                666,667      A      $.15       666,667      D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  5,523,588      I         By
                                                                                                           Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     56,000      I         By Trust (1)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     14,000      I         By Wife (2)

------------------------------------------------------------------------------------------------------------------------------------
Total:                                                                            6,260,189
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        10.
                                                                                             9.         Owner-
                                                                                             Number     ship
                                                                                             of         Form
             2.                                                                              Deriv-     of
             Conver-                5.                             7.                        ative      Deriv-     11.
             sion                   Number of                      Title and Amount          Secur-     ative      Nature
             or                     Derivative   6.                of Underlying     8.      ities      Secur-     of
             Exer-          4.      Securities   Date              Securities        Price   Bene-      ity:       In-
             cise   3.      Trans-  Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially   Direct     direct
             Price  Trans-  action  or Disposed  Expiration Date   ----------------  Deriv-  Owned      (D) or     Bene-
1.           of     action  Code    of(D)        (Month/Day/Year)            Amount  ative   at End     In-        ficial
Title of     Deriv- Date    Instr.  (Instr. 3,   ----------------            or      Secur-  of         direct     Owner-
Derivative   ative  (Month/ 8)      4 and 5)     Date     Expira-            Number  ity     Month      (I)        ship
Security     Secur- Day/    ------  ------------ Exer-    tion               of      (Instr. (Instr.    (Instr.    (Instr.
(Instr. 3)   ity    Year)   Code V   (A)   (D)   cisable  Date     Title     Shares  5)      4)         4)             4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Reporting Person is the Trustee of such Trust for the benefit of his children.
(2) Reporting Person disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such shares for purposes of Section 16 or for any other purpose.

/s/ Michael S. Egan                                             3/4/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.